CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of Defiance US 100 Tech AI Moat ETF and Defiance US 100 Tech Ex Software ETF, each a series of ETF Series Solutions, under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/Cohen & Company, LTD.

COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
June 10, 2026